Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alseres Pharmaceuticals, Inc. of our report dated March 31, 2009, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Alseres Pharmaceuticals, Inc. for the year ended December 31, 2008. Our report dated March 31, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
/s/ McGladrey & Pullen, LLP
Burlington, Massachusetts
March 31, 2009